Borders Group, Inc. 100 Phoenix Drive Ann Arbor, MI 48108 t: 734-477-1100 f: 734-477-1370 www.bordersgroupinc.com

April 29, 2008

Name

Dear Name:

This letter will confirm our understanding concerning your employment with Borders Group, Inc. (the “Company”).  You are sometimes referred to herein as the “Executive.”

1.
Subject to all of the other provisions of this agreement, if your employment with the Company is terminated by the Company other than for Cause or Disability, or by you for Good Reason, the Company will pay to you:

(a)	Your base salary through the month during which termination occurred, plus any other amount due you at the time of termination under any bonus plan of the Company; and

(b)
Monthly severance payments for the period specified in Section 5 equal to (i) your monthly base salary at the time of termination, plus (ii) 1/12th of the “target” bonus amount targeted for you for the fiscal year in which termination occurred.

No payments shall be made under this agreement if your employment with the Company is terminated because of your death or is terminated by the Company for Cause or Disability or if you terminate your employment for any reason other than Good Reason.

2.           Subject to all of the other provisions of this agreement, if your employment is terminated by the Company other than for Cause or Disability, or by you for Good Reason, during the one-year period following a Change in Control, the monthly severance payments to be made to you under Section 1(b) shall be for an extended period as specified in Section 5 and shall be based upon (a) your monthly base salary at the time of termination or immediately prior to the Change in Control, whichever base salary amount is greater, plus (b) 1/12th of the “target” bonus amount targeted for you for the fiscal year in which termination occurred or the fiscal year immediately prior to the Change in Control, whichever bonus amount is greater.

3.           You agree to make reasonable efforts to seek (and to immediately notify the Company of) other employment and to the extent that you receive compensation from other employment, the severance payments provided herein shall be correspondingly reduced.  Notwithstanding the foregoing, this Section 3 shall have no application with respect to terminations of employment that occur as of, or following, a Change in Control.

4.           All payments hereunder shall be subject to applicable withholding and deductions.

5.           Monthly severance payments shall commence in the month following termination and shall continue for twelve months or, in the case of payments under Section 2, for twenty-four months; provided however, that, if the monthly payment period would otherwise extend beyond the later of: (i) March 15th of the year following the calendar year in which your termination of employment occurs, or (ii) 2 1/2 months following the end of the fiscal year in which your termination of employment occurs, an amount equal to the sum of all of the remaining payments that would have been made to you in monthly installments shall, in lieu thereof, be paid to you in one lump sum on the last day of the month immediately preceding the month in which the later of the dates specified in (i) or (ii) above falls. In calculating the amount of any lump sum payment, it shall be assumed that any income that you are earning from other employment on the payment date would continue for the remainder of the applicable period following your termination of employment. No repayment shall be required if your income increases after the lump-sum payment date, and no additional payments shall be made by the Company after the lump sum payment.

6.           Termination by the Company for “Cause” means termination based on (i) conduct which is a material violation of Company policy or which is fraudulent or unlawful or which materially interferes with your ability to perform your duties, (ii) misconduct which damages or injures the Company or substantially damages the Company’s reputation, or (iii) gross negligence in the performance of, or willful failure to perform, your duties and responsibilities.

7.           Termination by you for “Good Reason” means a termination that follows the occurrence of any of the following: (i) an involuntary relocation that increases your commute by more than 35 miles, (ii) a material diminution in your base salary (other than pursuant to across-the-board reductions prior to a Change in Control that apply uniformly to similarly situated employees generally), (iii) following a Change in Control, a material diminution in your overall compensation opportunity from the level in effect immediately prior to the Change in Control, or (iv) following a Change in Control, a material reduction in your authority, duties, or responsibilities below the levels in effect immediately prior to the Change in Control.  Notwithstanding the foregoing, a termination shall be deemed to be for Good Reason hereunder only if you provide written notice to the Company of the existence of one or more of the conditions described herein within 90 days following your knowledge of the initial existence of such condition, the Company fails to cure such condition during the 30-day period (the “Cure Period”) following its receipt of such notice, and you terminate employment within 180 days following the conclusion of the Cure Period.

8.           Termination by the Company for “Disability” means termination based on inability to perform your duties and responsibilities by reason of illness or incapacity for a total of 180 days in any twelve-month period.

9.           A “Change in Control” shall mean:

(a)
The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control:  (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 9; or

(b)
Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)
Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

10. Payments shall be reduced to the extent, if any, determined in accordance with the following provisions:

(a)
For purposes of this Section 10:  (i) a "Payment" shall mean any payment or distribution in the nature of compensation to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise; (ii) "Agreement Payment" shall mean a Payment paid or payable pursuant to this Agreement (disregarding this Section); (iii) “Net After-Tax Receipt” shall mean the Present Value of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Executive shall certify, in the Executive’s sole discretion, as likely to apply to the Executive in the relevant tax year(s); (iv) "Present Value" shall mean such value determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of Code; (v) "Reduced Amount" shall mean the amount of Agreement Payments that (A) has a Present Value that is less than the Present Value of all Agreement Payments and (B) results in aggregate Net After-Tax Receipts for all Payments that are greater than the Net After-Tax Receipts for all Payments that would result if the aggregate Present Value of Agreement Payments were any other amount that is less than the Present Value of all Agreement Payments; and (vi) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(b)
Anything in the Agreement to the contrary notwithstanding, in the event Ernst & Young or such other accounting firm as shall be designated by the Company (the "Accounting Firm") shall determine that receipt of all Payments would subject the Executive to tax under Section 4999 of the Code, the Accounting Firm shall determine whether some amount of Agreement Payments meets the definition of “Reduced Amount.”  If the Accounting Firm determines that there is a Reduced Amount, then the aggregate Agreement Payments shall be reduced to such Reduced Amount.

(c)
If the Accounting Firm determines that aggregate Agreement Payments should be reduced to the Reduced Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof. For purposes of reducing the aggregate Agreement Payments to the Reduced Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced.   The reduction of the aggregate Agreement Payments to the Reduced Amount, if applicable, shall be made by reducing the amounts payable to the Executive pursuant to Section 1(b) (as modified by Section 5) of this Agreement.  All determinations made by the Accounting Firm under this Section shall be binding upon the Company and the Executive and shall be made within 60 days of a termination of employment of the Executive.  As promptly as practicable following such determination, the Company shall pay to or distribute for the benefit of the Executive such Agreement Payments as are then due to the Executive under this Agreement and shall promptly pay to or distribute for the benefit of the Executive in the future such Agreement Payments as become due to the Executive under this Agreement.

(d)
As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed ("Overpayment") or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed ("Underpayment"), in each case, consistent with the calculation of the Reduced Amount hereunder.  In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Executive which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Executive shall be repaid to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such amount shall be payable by the Executive to the Company if and to the extent such  payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes.  In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(e)	All fees and expenses of the Accounting Firm in implementing the provisions of this Section 10 shall be borne by the Company.

11.           The obligation to make the payments hereunder is conditioned upon your execution, delivery to the Company and non-revocation of a release, in form reasonably satisfactory to the Company within 60 days after the date of your termination of employment, of any claims you may have as a result of your employment or termination of employment under any federal, state or local law, excluding any claim for benefits which may be due you in normal course under any employee benefit plan of the Company which provides benefits after termination of employment.

12.           You agree that any right to receive severance payments hereunder will cease if during the one-year period following your termination of employment you directly or indirectly become an employee, director, advisor of, or otherwise affiliated with, any other entity or enterprise whose business is in competition with the business of the Company or any of its subsidiaries or affiliates.

13.           The severance payments hereunder may not be transferred, assigned or encumbered in any manner, either voluntarily or involuntarily.  In the event of your death after your employment has been terminated by the Company other than for Cause or Disability, or by you for Good Reason, any payments then or thereafter due hereunder will be made to your estate.

14.           The payments provided hereunder shall constitute the exclusive payments due you from, and the exclusive obligation of, the Company in the event of any termination of your employment, except for any benefits which may be due you in normal course under any employee benefit plan of the Company which provides benefits after termination of employment, it being understood and agreed that no severance plan shall be deemed to be an employee benefit plan for this purpose.

15.           Notwithstanding anything herein to the contrary, your employment with the Company is terminable at will with or without cause; subject, however, to the obligations of the Company under this agreement.

16.           If a dispute arises concerning any provisions of this agreement, it shall be resolved by arbitration in Ann Arbor, Michigan in accordance with the rules of the American Arbitration Association.  Judgment on the award rendered may be entered in any court having jurisdiction and enforced accordingly.

17.           This letter agreement sets forth the entire understanding with respect to the subject matter hereof and supersedes all prior agreements, written or oral or express or implied, between you and the Company or any subsidiary or other affiliate of the Company as to such subject matter.  This letter agreement may not be amended, nor may any provision hereof be modified or waived, except by an instrument in writing duly signed by you and the Company.

18.           If any provision of this letter agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this letter agreement.

Please indicate your agreement by signing below and retain one copy for your records.

Agreed and Accepted:                                                                Sincerely,

BORDERS GROUP, INC.

By:
Name                                                                                      Name:  Daniel T. Smith
                                                                                                                Its:  Executive Vice President, HumanResources

Borders, Inc. and Walden Book Company, Inc. are subsidiaries of Borders Group, Inc.